NEWS RELEASE

BIOFUEL APPOINTS AN INDEPENDENT DIRECTOR

DENVER, COLORADO – SEPTEMBER 10, 2007 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) today announced the appointment of Elizabeth Kilcullen Blake to its Board. Ms. Blake currently serves as Senior Vice President – Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. a non-profit organization that through local partnerships seeks to build affordable housing for families in need in 93 countries around the world.

In her corporate career, Ms. Blake served as Vice President and Chief of Staff at Cinergy Corp and subsequently as Vice President and General Counsel of GE Power Systems, then General Electric’s largest industrial business.  Thereafter, she served as Senior Vice President of Trizec Properties, a publicly traded real estate investment trust and later as Executive Vice President of US Airways.  Ms. Blake was a Partner of the firm of Frost & Jacobs prior to joining Cinergy and had begun her career at Davis Polk & Wardwell.  Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005.  In addition, she served as Chair of the Ohio Board of Regents from 1990 to 1999.  She received her JD from Columbia University School of Law as a Harlan Fiske Stone Scholar and her BA with honors from Smith College.  Ms. Blake is the Company’s second independent director and will serve on the Board’s Audit Committee.

Commenting on the appointment, Thomas J. Edelman, BioFuel’s Chairman said, “We are extremely pleased to have Ms. Blake join us as a Director.  Ms. Blake has enjoyed a long and successful career in business, law and the non-profit sector.  Her experience, judgment and wealth of knowledge make her an invaluable addition to our Board.”

BioFuel Energy is a development stage company currently engaged in the construction of two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:

David J. Kornder

For more information:

Executive Vice President &

www.bfenergy.com

Chief Financial Officer

(303) 592-8110

dkornder@bfenergy.com

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 •  www.bfenergy.com